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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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McEwen Mining Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MCEWEN MINING INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 17, 2012

        The annual meeting of the shareholders of McEwen Mining Inc. ("we," "our," or "McEwen Mining") will be held at The Ritz-Carlton, Wellington Ballroom, 181 Wellington Street West, Toronto, Ontario, Canada on May 17, 2012 at 4 p.m. Eastern Time. The meeting will be held for the following purposes:

  (1)
  To elect seven (7) directors of our company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

  (2)
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 21, 2012 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

        Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 2, 2012, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the close of business on March 21, 2012. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all record and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; directions to attend the meeting; and information on how to vote in person. These proxy materials will be available free of charge.

        Shareholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the meeting. Please note that McEwen Mining shares may only be voted by the record owner of the shares, so the holders of McEwen Mining shares held in the name of an Intermediary and who wish to vote those shares in person at the meeting must obtain a valid proxy from the Intermediary in order to vote the shares in person at the meeting.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern time on May 17, 2012.

By Order of the Board of Directors

Chairman and Chief Executive Officer

Toronto, Ontario
March 22, 2012

MCEWEN MINING INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
May 17, 2012

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of McEwen Mining Inc. ("we," "our," "us," "McEwen Mining" or the "Company"), to be voted at the annual meeting of shareholders to be held at The Ritz-Carlton, Wellington Ballroom, 181 Wellington Street West, Toronto, Ontario, Canada on May 17, 2012 at 4 p.m. Eastern Time, or at any adjournment or postponement of the meeting.

        In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our shareholders over the Internet. We believe that this procedure is more efficient, will save us and our shareholders money and will be more environmentally sound. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will be available to shareholders on or before April 2, 2012.

        The shares represented by a proxy that is properly executed and returned in time to be voted at the meeting, will be voted in accordance with the instructions contained therein. Submitting the proxy via the Internet or telephone or signing and returning a paper proxy card does not affect a shareholder's right to vote in person at the meeting. If you wish to vote your shares in person at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the meeting. Please note that McEwen Mining shares may only be voted by the record owner of the shares, so the holders of McEwen Mining shares held in the name of an Intermediary and who wish to vote those shares in person at the meeting must obtain a valid proxy from the Intermediary in order to vote the shares in person at the meeting.

        Executed proxies that contain no instructions will be voted FOR each of the individuals nominated to be a director, FOR the ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2012 and in accordance with the judgment of the persons named as proxies in the form of proxy on such other business or matters which may properly come before the annual meeting. Other than the matters set forth in the Notice of Annual Meeting, we know of no matters to be brought before the annual meeting.

        Shareholders who execute proxies for the annual meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to us, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

        The cost of the meeting, including the cost of preparing and delivering this proxy statement and proxy, will be borne by us. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

        The holders of record of our common stock, no par value per share, the holder of the Series A Special Voting Preferred Stock, and the holder of the Series B Special Voting Preferred Stock as of March 21, 2012 are entitled to notice of and to vote at the meeting. The holder of the one share of Series A Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares ("Series A Exchangeable Shares") of our subsidiary, US Gold Canadian Acquisition Corporation ("Canadian A Exchange Co.") as set forth in the Voting and Exchange Trust Agreement among McEwen Mining Inc., Canadian A Exchange Co. and Computershare Trust Company of Canada dated March 22, 2007 ("Series A Voting and Exchange Trust Agreement"). The Series A Exchangeable Shares were issued in connection with the acquisition of Nevada Pacific Gold Ltd., White Knight Resources Ltd. and Tone Resources Limited (the "2007 Target Companies") in 2007. The Series A Exchangeable Shares have substantially the same economic and voting rights as our common stock.

        The holder of the one share of Series B Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares ("Series B Exchangeable Shares" and together with the Series A Exchangeable Shares, the "Exchangeable Shares") of our subsidiary McEwen Mining—Minera Andes Acquisition Corp. ("Canadian B Exchange Co.") as set forth in the Voting and Exchange Trust Agreement among McEwen Mining Inc., Canadian B Exchange Co., McEwen Mining (Alberta) ULC and Computershare Trust Company of Canada dated January 24, 2012 ("Series B Voting and Exchange Trust Agreement"). The Series B Exchangeable Shares were issued in connection with the acquisition of Minera Andes Inc. ("Minera Andes") in January 2012. The Series B Exchangeable Shares have substantially the same economic and voting rights as our common stock.

        Each share of common stock is entitled to one vote. The one share of Series A Special Voting Preferred Stock is entitled to as many votes as there are Series A Exchangeable Shares outstanding as of the record date. The one share of Series B Special Voting Preferred Stock is entitled to as many votes as there are Series B Exchangeable Shares outstanding as of the record date. The voting trustee shall deliver notice of the meeting and related information to the holders of Series A Exchangeable Shares and Series B Exchangeable Shares as of the record date and the holders of such Exchangeable Shares are entitled to direct the voting trustee to cast one vote for each such Exchangeable Share. The holders of the common stock, the holder of the Series A Special Voting Preferred Stock and the holder of the Series B Special Voting Preferred Stock vote together as a single class.

        On March 21, 2012, there were a total of 161,379,328 shares of common stock, 2,527,908 Series A Exchangeable Shares (exclusive of shares owned by McEwen Mining and its affiliates), and 103,965,481 Series B Exchangeable Shares (exclusive of shares owned by McEwen Mining and its affiliates) outstanding. The presence in person or by proxy of not less than one-third of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the annual meeting.

        Brokers and other nominees who hold common stock in street name and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on non-routine proposals. The absence of votes from brokers on non-routine proposals are referred to as broker non-votes. Proposals such as the ratification of the independent registered public accounting firm are considered routine. The election of directors is non-routine. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

        There are different voting requirements for the two proposals:

  •
  Directors are elected by a plurality of votes. The seven nominees for director who receive the highest number of votes will be elected to the Board of Directors; abstentions and broker non-votes will therefore have no effect on the election of directors; and

  •
  The ratification of appointment of our independent registered public accountant will be approved if it receives the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the meeting; with regard to this resolution, abstentions and broker non-votes will be counted as votes against the proposal.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY BY INTERNET, TELEPHONE VOTING OR MAIL PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

        The Board of Directors currently consists of seven members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Directors and Executive Officers

        The following table reflects our directors and executive officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	61	Chairman of the Board, President and Chief Executive Officer	2005
Michele L. Ashby(1)	56	Director	2005
Leanne M. Baker(2)(3)	59	Director	2005
Donald Quick(1)(3)	60	Director	2012
Michael L. Stein(2)	61	Director	2012
Allen V. Ambrose(1)(3)	55	Director	2012
Richard W. Brissenden(2)	67	Director	2012
William Faust	60	Chief Operating Officer	—
Perry Y. Ing	36	Vice President and Chief Financial Officer	—
Ian J. Ball	30	Senior Vice President	—
Stefan Spears	30	Vice President, Projects	—
Nils F. Engelstad	33	Vice President, Corporate Affairs & Corporate Secretary	—

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

        All of our directors named above except Mr. McEwen, together with Messrs. Peter Bojtos and Declan Costelloe, who served during 2011, are independent as defined under the rules of the New York Stock Exchange ("NYSE"), as published in the Listed Company Manual ("NYSE Rules").

        The following information summarizes the business experience of our officers and directors and persons nominated to be our directors for at least the last five years:

Our Directors

        Robert R. McEwen.    Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Prior to our acquisition of Minera Andes in January 2012, Mr. McEwen was also Executive Chairman, President, Chief Executive Officer (from June 2009) and Director (from August 2008) of that entity. Minera Andes was a gold and silver producer and copper exploration company with securities formerly traded on the Toronto Stock Exchange ("TSX") and the OTC Bulletin Board. We completed the acquisition of Minera Andes in January 2012. From 1994 to December 2010, Mr. McEwen also served as Chairman and Chief Executive Officer of Lexam Explorations Inc. ("Lexam"). Lexam combined with VG Gold Corp. in 2011 and is now known as Lexam VG Gold Inc. ("Lexam VG"). Mr. McEwen is Non-executive Chairman of Lexam VG, which securities trade on the TSX. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the TSX and NYSE. Our Board believes that Mr. McEwen's nearly 30 years of experience in the mining industry, and particularly the experience he developed by guiding

Goldcorp Inc. from a start-up into a senior gold producer, provides Mr. McEwen with the desired skills, attributes and qualifications to serve as a member of our Board.

        Michele L. Ashby.    Ms. Ashby is the Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acts as an intermediary for natural resources and energy companies to the investment community. She has occupied that position since July 2005. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. She was a director from 2010 to March 2012 of Lucky Strike Resources, Ltd., a company with securities traded on the TSX Venture Exchange ("TSX-V"). From October 2008 to July 2009, she served as a director of Lake Victoria Mining Company, a mineral exploration company with securities traded on the OTCQB. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby's 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as member of our Board.

        Leanne M. Baker.    Dr. Baker currently serves as the President, Chief Executive Officer and a director of Sutter Gold Mining Inc., a corporation with securities traded on the TSX-V and the OTCQX, a position she has held since November 2, 2011. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico-Eagle Mines Ltd., a company with securities traded on the TSX and NYSE; Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V; and Kimber Resources Inc., with securities traded on the TSX and NYSE Amex. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker's background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

        Pursuant to Section 4.5(a) of the Arrangement Agreement between McEwen Mining, certain McEwen Mining subsidiaries and Minera Andes Inc. dated September 22, 2011, Minera Andes Inc. was given nomination rights which provided that their nominees, appointed or elected, would constitute at least 50% of the directors of the McEwen Mining Board upon completion of the transaction. In connection with the Arrangement Agreement, Messrs. Quick, Stein, Ambrose and Brissenden, as nominees of Minera Andes, joined our Board in January 2012.

        Donald Quick.    Dr. Quick served as a director of Goldcorp from 2000 to 2006, and previously was a director of CSA Management, which he helped successfully merge with Goldcorp in 2000. He was a director of Minera Andes from August 5, 2008 until it combined with McEwen Mining in January 2012, and of Jourdan Resources, Inc., a Canadian junior phosphate exploration company with securities trading on the TSX-V, from October 2011 until present. From 1996 to 2000, he was a Director of CSA Management Inc., which he helped merge into Goldcorp in 2000. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our board believes that Dr. Quick's background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board.

        Michael L. Stein.    Mr. Stein has been chairman and chief executive officer of the real estate investment and development company, MPI Group Inc., since 1994. He has also held the position of chairman and chief executive officer of the real estate investment and development company, MICC Properties Inc. since 1987. He is currently the chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT), a company which he helped found in 1996. Between 2000 and 2006, Mr. Stein was also a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein's substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

        Allen V. Ambrose.    Mr. Ambrose has nearly three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. He was a director of Minera Andes from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2008. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the U.S., Venezuela, and Argentina. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a U.S. contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Dennison Mines. He holds a B.Sc. degree in Geology from Eastern Washington University. The board believes that Mr. Ambrose' experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provides the requisite skills and qualifications to serve as a member of our Board.

        Richard. W. Brissenden.    Mr. Brissenden is a Chartered Accountant (Ontario) and a graduate from the Director's Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. Mr. Brissenden is the President and a director of Regal Consolidated Ventures Limited, a mineral exploration company (since 1996) and a Vice President and director of William G. Brissenden Inc., a private investment company (since 1976). He serves as a director for several mining companies, including Canuc Resources Corporation (since June 2008), Corona Gold Corporation (since November 1996), Lexam VG Gold (since March 1994), Minaurum Gold Inc. (since August 2010), Ryan Gold Corp (since October 2002). He has previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden's significant financial and accounting experience as a chartered accountant and member of numerous public company audit committees, as well as significant understanding and experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Our Executive Officers

        In addition to Mr. McEwen (see biography above), we have the following executive officers as of the date of this proxy statement:

        William Faust (Chief Operating Officer).    Mr. Faust joined the Company effective August 1, 2011 as Chief Operating Officer. Immediately prior to his appointment as Chief Operating Officer, he served part-time as a consultant for the Company. From April 2007 to June 2011, he served as the Chief Operating Officer/Senior Vice President—Operations, for Crystallex International Corporation, Inc. In that position, he was in charge of operations, project development and Venezuelan corporate staff where he directed gold mining operations at three open pit mines, one underground mine and a process plant in Venezuela. From May 2004 to March 2007, he served as Vice President—Operations for Nevada Pacific Gold Ltd., where he headed company operations and evaluation of mining prospects. Nevada Pacific Gold was acquired by McEwen Mining in 2007 and its Magistral Mine in

Sinaloa State, Mexico is presently owned by the Company through its subsidiary. From March 2003 to April 2004, Mr. Faust was President—Mexico of Pan American Silver, Inc., where he headed an underground silver mine in Mexico and managed development of another open pit silver mine in Mexico. Mr. Faust is a Vietnam veteran, having served in the United States Navy and Navy Reserve, where he held a variety of positions over a 26-year career. He is a Registered Professional Engineer in New Mexico, and holds an MBA-Finance, Management from Western New Mexico University, a BS in Mining Engineering from New Mexico Tech and a BS in Civil Engineering from the University of New Mexico.

        Perry Y. Ing (Vice President and Chief Financial Officer).    On March 3, 2008, Mr. Ing joined McEwen Mining as Vice President of Finance. Effective April 1, 2008, Mr. Ing began serving as our Vice President and Chief Financial Officer. He was appointed Secretary in June 2008 and served in that capacity until August 2009. Simultaneous with his position with our company, Mr. Ing served as the Chief Financial Officer of Minera Andes from April 2010 to January 2012. From June 2005 until December 31, 2010, Mr. Ing served as the Chief Financial Officer of Lexam. From November 2005 until February 2008, Mr. Ing was a financial consultant for Barrick Gold Corporation ("Barrick"). In that position, he provided transactional support services and served as project manager for valuations in connection with significant Barrick acquisitions. From December 2003 to September 2005, Mr. Ing served as the Corporate Controller for Goldcorp Inc. where he was responsible for financial reporting and the financial control environment of the company. From September 1997 to November 2003, he was a member of the assurance and business advisory services practice for PricewaterhouseCoopers, LLP and was promoted to manager in July 2001. In those positions, he was responsible for supervising and executing audits with an industry focus on international mining companies. In 1997, Mr. Ing received a Bachelor of Commerce from the University of Toronto. Mr. Ing holds professional designations as a Chartered Accountant in Ontario (2000), Certified Public Accountant in the State of Illinois (2001), and Chartered Financial Analyst (2003).

        Ian J. Ball (Senior Vice President).    Effective August 1, 2008, Mr. Ball was appointed Vice President, Mexico, and in August 2010, he was promoted to Senior Vice President. Prior to becoming a full-time employee and executive officer of our company, Mr. Ball served as a consultant assisting with exploration and investor relations since July 2005. From April 2006 to December 31, 2010, Mr. Ball also served as Vice President, Corporate Development of Lexam. During that time, Mr. Ball also worked for McEwen Capital, the private investment vehicle of Robert R. McEwen, and was responsible for assisting with financing transactions and the management of various exploration programs for other entities in which Mr. McEwen had an interest. From April 2004 to July 2005, Mr. Ball worked at Goldcorp Inc. Mr. Ball received a diploma in Business Administration from Durham College in 2002 and a Bachelor of Commerce degree from Ryerson University in Toronto, Ontario in 2004.

        Stefan Spears (Vice President, Projects).    Effective August 1, 2008, Mr. Spears was appointed Vice President, Projects. Prior to accepting this position, Mr. Spears served us as a consultant in various capacities since July 2005. From September 2005 to December 31, 2010, Mr. Spears also served as the Vice President of Strategic Development for Lexam. In 2005, Mr. Spears received a Bachelor of Science degree in Civil-Structural Engineering from Queen's University in Kingston, Ontario.

        Nils F. Engelstad (Vice President, Corporate Affairs & Secretary).    Effective August 5, 2009, Mr. Engelstad was appointed Corporate Secretary. He also served as Vice President of Corporate Affairs for Minera Andes, a position he held from September 2009 to January 2012. From September 2009 to December 2010, he also served as Vice President, Legal, and Corporate Secretary of Lexam and continues as the Corporate Secretary for Lexam VG Gold Inc. on a part-time basis in addition to his service with McEwen Mining. From June 2007 to July 2009, Mr. Engelstad was in private practice with the law firm Stikeman Elliott LLP in Toronto, Canada practicing corporate and securities law. Mr. Engelstad received a Bachelor of Arts degree from the University of Toronto in 2002, and

Bachelor of Laws (LL.B) degree from the University of Windsor in 2007. He is a member of the Law Society of Upper Canada.

        Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

        If a quorum is present at the meeting, directors are elected by a plurality of votes (i.e., the seven candidates receiving the highest number of votes will be elected to the Board of Directors). You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the nominees listed above, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

 PROPOSAL FOR
RATIFICATION OF AUDITORS
(Proposal 2 on Proxy Card)

        On November 3, 2011, the Audit Committee of the Board of Directors unanimously approved the appointment of KPMG LLP as the independent registered public accounting firm which will conduct our financial audit for the year ending December 31, 2012, and solicits the ratification of this appointment by the shareholders.

        Neither KPMG LLP, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to shareholders' questions and to make any statements they consider appropriate.

Vote Necessary to Ratify Proposal 2

        The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.

 LEGAL PROCEEDINGS

        No material legal proceedings, to which we are a party or to which our property is subject, is pending or is known by us to be contemplated in which any officer, director or any owner of record or beneficial owner of more than five percent of any class of our voting securities is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("1934 Act") requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2011, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely.

CORPORATE GOVERNANCE

Communications to the Board of Directors

        Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, c/o Nils Engelstad, Corporate Secretary, 181 Bay Street, Suite 4750, Toronto, Ontario Canada M5J 2T3, telephone (647) 258-0395, facsimile (647) 258-8408. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The Corporate Secretary will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. Shareholders can also send electronic communications to the Board via e-mail to directors@mcewenmining.com. The Corporate Secretary will forward the communication to the intended recipient.

        Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors are also encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Mr. McEwen, Ms. Ashby and Dr. Baker attended our 2011 annual meeting.

Board Leadership Structure and Risk Oversight

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having our Chief Executive Officer serve as Chairman is in the best interest of our shareholders. This structure makes the best use of Mr. McEwen's extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company's management and the Board.

        The chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/management for additional information about our corporate governance.

        Companies face a variety of risks, including financial reporting, legal, credit, liquidity, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with Company's risk profile, and (4) integrate risk management into Company decision-making.

        The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company's risk management processes.

Board Committees and Meetings

        Our Board of Directors maintains a standing (i) Audit, (ii) Compensation and (iii) Nominating and Corporate Governance Committee. During the year ended December 31, 2011, the Board of Directors met eight times, including two non-executive sessions, and took action by consent in lieu of a meeting on six other occasions. No director who served as such in 2011 attended less than 75% of the meetings held during 2011, including committee meetings of which the director was a member.

        Audit Committee.    Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the 1934 Act. The Audit Committee met five times and took action by consent on one occasion during the last fiscal year. The Board of Directors adopted a revised written charter for the Audit Committee on January 7, 2011, a copy of which is available on our website at http://www.mcewenmining.com.

        Our Board of Directors has determined that Mr. Richard Brissenden qualifies as an audit committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of audit committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and audit committee member for other public companies; and, through his formal education, including qualification as a Chartered Accountant in the Province of Ontario, Canada. The Board acknowledges, as required by NYSE Rules, that Mr. Brissenden is a member of more than three (3) audit committees of public companies, but does not believe it impairs his ability to serve as an audit committee member of our company.

        Audit Committee Report.    The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

        We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2011 with management and have reviewed related written disclosures of KPMG LLP, our independent accountants for 2011, of the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from KPMG LLP required by regulatory and professional standards and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

        We have also reviewed the various fees that we paid or accrued to KPMG LLP during 2011 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

        The following table sets forth fees paid to our independent registered public accounting firm KPMG LLP for the last two fiscal years:

	2011	2010
Audit Fees	$285,374	$283,940
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees(1)	178,441	9,476

Total Fees	$463,815	$293,416

(1)
Consists of fees for other corporate purposes that are not included in the other categories of fees, including review of securities registration statements.

        It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard W. Brissenden (Chairperson and member)
Leanne M. Baker (member)
Michael L. Stein (member)

        Compensation Committee.    The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee. Also as described in our Compensation Discussion & Analysis, we retained a compensation consultant in 2011 to assist in reviewing the form and amount of compensation for our named executive officers. Our compensation consultant reviewed the forms and amount of compensation paid to our named executive officers, compared such compensation to compensation paid by other companies which we considered part of our peer group and made recommendations regarding compensation of these individuals for 2011. The compensation consultant was identified and retained by the Compensation Committee, and was not recommended by management. The compensation consultant provided no other services to McEwen Mining during 2011 or 2012.

        The Compensation Committee is comprised of Michele Ashby, who serves as chairperson, Donald Quick and Allen Ambrose. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The committee met two times during 2011. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

        Compensation Committee Report.    The Compensation Committee is pleased to present the following Compensation Committee report:

        We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
Michele L. Ashby (Chairperson and member)
Donald Quick (member)
Allen V. Ambrose (member)

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2011 or was formerly an officer or employee of McEwen Mining or had any relationship in 2011 requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2011 where any of our executive officers served as a member of the compensation committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, comprised of Leanne Baker, Donald Quick and Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending to the Board nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The committee did not meet during 2011. Rather, the special committee of the Board which was formed to consider the acquisition of Minera Andes addressed corporate governance and nominating matters in connection with the transaction and for the upcoming year. This committee was comprised entirely of independent directors. Upon completion of the Minera Andes acquisition the committee was reconstituted and the Committee has not yet selected a chair for 2012.

        A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

        The Nominating and Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating and Corporate Governance Committee c/o Nils Engelstad, Corporate Secretary, 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

  •
  name and address of the shareholder making the recommendation;

  •
  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

  •
  the name, address and resume of the recommended nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

  •
  the written consent of the recommended nominee to serve as a director if so nominated and elected.

        Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

        If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest and time availability and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Board Diversity

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee annually reviews the individual skills and characteristics of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

        Our Board of Directors adopted a Corporate Opportunity Policy effective February 13, 2006, which provides that if a possible corporate opportunity becomes available to an officer or director, he or she must disclose the opportunity in reasonable detail to our Board of Directors and may not consummate the opportunity unless and until he or she has received the approval or ratification of the affirmative vote of a majority of the disinterested directors. For purposes of this policy, a "corporate opportunity" is generally any business opportunity in which we have a legal interest, in which we have an expectancy, which we have identified as an opportunity by resolution of our Board of Directors or which involves the acquisition of, or participation in, a business involving the ownership, development or extraction of precious metals.

        We also maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board. A current copy of these documents is available on our website at http://www.mcewenmining.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2011, as well as the other individuals included in the Summary Compensation Table below, are referred to as "named executive officers" throughout this Compensation Discussion and Analysis.

        Overview of Compensation Philosophy, Objectives and Policies.    Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive's or key employee's compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including salaries, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive relatively modest base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant negative impact on our company.

        Elements and Mix of Compensation.    Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

        The salary of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. Effective January 2010, we instituted a policy under which cash bonuses paid to certain members of senior management, including the named executive officers, are expected to be invested in our common stock up to an amount equal to 30% of the bonus, and that such common stock be held for a minimum of three years from the date of purchase. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

        Determining Executive Compensation.    Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive

Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board prefers to review compensation in January and consider equity grants at that time as it can review the performance of relevant individuals for the prior fiscal year and also because there is limited risk of blackout restrictions in the trading of our common stock from exploration or financial results during this time of year. Due to the acquisition of Minera Andes Inc. ("Minera Andes") in late January 2012, the Compensation Committee delayed its meeting until March 2012 and are currently undertaking a review process, taking into account the changes to the Company as a result of its acquisition of Minera Andes.

        Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

        With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, but not the principal source of compensation, and that the equity incentive portion of the compensation should be the primary source of reward. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our historical status as an exploration-stage company.

        In January 2011, the Compensation Committee engaged Bill Heck of the Harlon Group as consultants to assist in assessing the relative performance and executive compensation of McEwen Mining to a peer group of companies. As part of its analysis, the Harlon Group reviewed compensation levels for a number of companies that were at that time deemed comparable to McEwen Mining in terms of market capitalization, industry focus and stage of development (i.e., peer group companies), current McEwen Mining executive compensation levels and the performance of McEwen Mining compared to the peer group and to the market. The peer group companies were selected from the McEwen Capital Junior Gold Index and included companies with a minimum market capitalization of $50 million, minimum trading liquidity of $50,000 per day, securities traded on the TSX, TSX-V, NYSE, NYSE Amex or NASDAQ, and having no commercial production. The peer group companies are listed in Annex A to this proxy statement. Using 2009 data, the Harlon Group also analyzed the relevant amounts of base compensation, variable compensation and equity incentive compensation provided to McEwen Mining officers and other companies in the peer group. The Compensation Committee considered and reviewed this data in establishing executive compensation levels for fiscal 2011. The Committee also considered granting additional forms of compensation, such as stock awards, but decided against such awards. The Compensation Committee compared the compensation of McEwen Mining's executives with that of the executive officers of the peer companies and the market data as a whole, rather than any individual company within such survey.

        In considering the data provided by the Harlon Group in connection with the 2011 report, the Compensation Committee noted that McEwen Mining's executive base salaries were generally below the market median (sometimes significantly below) and that McEwen Mining's overall executive compensation levels were also below the market median. At the same time, McEwen Mining's stock price performance exceeded the market median. The Compensation Committee, in establishing compensation for 2011, did not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. Other than the data supplied by the Harlon Group described above, the Compensation Committee does not use peer group executive compensation information.

        As discussed in more detail below, in 2011, each executive received a mix of compensation comprised of base salary, cash bonuses and equity awards. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation. In recent years, in line with our corporate culture and the objectives of our compensation program, we have emphasized variable compensation under the bonus plan and equity awards rather than base salary to compensate the named executive officers.

        Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

        The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers' compensation package. Under our Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our historical status as an exploration stage company with no revenue, and our need to conserve working capital, our compensation structure has been weighted more toward equity compensation and less toward salary and other forms of cash compensation.

        Specific Compensation Decisions.    During the 2011 fiscal year, the named executive officers except Robert McEwen, our Chief Executive Officer, received base salaries in accordance with their respective written and verbal employment agreements. The Compensation Committee believed that these base salaries were appropriate in light of each named executive officer's area of responsibility and level of experience, and was reasonable in the industry based on information obtained from the Harlon Group and information possessed by members of that Committee from experience in our industry. Mr. McEwen has not been paid a salary since he assumed the role of Chief Executive Officer in 2005.

        The Company entered into an employment agreement with William Faust on July 27, 2011 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Mr. Faust has been retained for a term commencing August 1, 2011 and until the Agreement is terminated in accordance with the provisions thereof. He is compensated at the rate of $300,000 per annum and in February 2012 received options to acquire up to 300,000 shares of the Company's common stock in accordance with his employment agreement. Notwithstanding the provisions of the agreement, Mr. Faust serves in his position with the Company at the will of the Company's Board of directors.

        In February 2011, our Board of Directors approved cash bonuses to the named executive officers other than Mr. McEwen for services rendered in 2010. Mr. Ing received a bonus of $11,250, Mr. Ball received $45,000 and Mr. Spears received $37,500. Since certain of the named executive officers served during 2011 on a part-time basis for companies other than McEwen Mining, the foregoing amounts reflect the bonus amount attributable to McEwen Mining. The amount of these bonuses was determined based on the recommendation of our Chief Executive Officer, taking into account the need to conserve valuable working capital and our philosophy that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year. Mr. Ball received the largest bonus based on significant achievements in our exploration program in Mexico, followed by Mr. Spears in recognition of the significant effort exerted in connection with our Tonkin Property. The bonus paid to Mr. Ing and the absence of a bonus for Mr. Engelstad reflect bonuses paid to them by other companies for which they provided service.

        In connection with its annual review of executive compensation in 2011, our Compensation Committee recommended, and the Board approved, increases in the base salary of each of our named executive officers except Mr. McEwen. Each of the named executive officers received an increase of 20% over their then-existing base compensation, partly in recognition of the findings of the Harlon Group that the base compensation of our executive officers was below the median of our peer companies and our desire to remain competitive in the industry. We did not target any specific percentile of the median in establishing these increases.

        Also in conjunction with this annual review, the Board of Directors approved the grant of a total of 947,000 options to purchase our common stock, of which 403,000, or 42%, were issued to our named executive officers. We do not use a formula in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2011 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2012.

        Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

        In March 2012, the Compensation Committee again engaged Bill Heck of the Harlon Group as consultants to assist in assessing the relative performance and executive compensation of McEwen Mining to a peer group of companies. This is the second occasion on which this consultant was engaged to perform services on behalf of McEwen Mining. As at the date of this proxy statement, the Harlon Group had not concluded its 2012 report to the Compensation Committee.

Summary Compensation Table

        The following table sets forth the total compensation paid by us during the last three completed fiscal years to our named executive officers, including the individuals serving as our principal executive officer and principal financial officer during 2011 and the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2011 (who are not our principal executive officer and principal financial officer):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
Robert R. McEwen	2011	—	—	—	—	—		—
Chairman and Chief	2010	—	—	—	—	—		—
Executive Officer(1)	2009	—	—	—	773,662	—		773,662
Perry Y. Ing	2011	100,129	38,939	—	530,862	—		669,930
Chief Financial Officer	2010	90,450	11,306	—	178,665	—		280,421
	2009	128,452	33,302	—	38,683	—		200,437
Ian J. Ball	2011	163,847	42,985	—	849,379	—		1,056,210
Senior Vice President(2)	2010	109,390	22,613	—	297,774	—		429,777
	2009	107,044	33,302	—	23,210	—		163,556
Stefan Spears	2011	136,539	33,123	—	493,702	—		663,364
Vice President, Projects	2010	110,500	18,844	—	148,887	—		268,231
	2009	107,044	—	—	23,210	—		130,254
Nils Engelstad	2011	46,019	—	—	265,431	—		311,450
Vice President, Corporate	2010	11,055	—	—	59,555	—		70,610
Affairs and Corporate Secretary(3)	2009	—	—	—	—	—		—
William Faust	2011	125,000	—	—	—	49,560	(6)	174,560
Chief Operating Officer(5)	2010	—	—	—	—	—		—
	2009	—	—	—	—	—		—

(1)
In 2009, Mr. McEwen was granted stock options to purchase 1,000,000 shares of our common stock as compensation for service in his capacity as our Chief Executive Officer. The options vest in three equal installments annually beginning on January 7, 2010 so long as Mr. McEwen remains with our company.

(2)
Mr. Ball was promoted to Senior Vice President on August 5, 2010. Prior to that, he served as Vice President, Mexico since August 1, 2008.

(3)
Mr. Engelstad was appointed Corporate Secretary on August 5, 2009 and also served as the company's in-house corporate counsel. Salary and compensation reflects a part-time position. Upon completion of the acquisition of Minera Andes Inc. in January 2012, Mr. Engelstad was appointed Vice President, Corporate Affairs and Corporate Secretary.

(4)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2011 for a description of certain assumptions made in connection with the valuation of these option awards.

(5)
Mr. Faust joined the Company August 1, 2011.

(6)
Represents consulting fees received by the named executive officer prior to employment with the Company.

        The named executive officers received salary as provided by the terms of their respective employment agreements. As of March 2012, Mr. Ing is paid at the rate of $180,000 per annum, Mr. Ball at the rate of $180,000 per annum, Mr. Spears at the rate of $150,000 per annum and Mr. Engelstad at the rate of $130,000 per annum.

        None of the named executive officers, other than Mr. Faust, have written employment agreements with the Company.

        The Company entered into an employment agreement with William Faust on July 27, 2011 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Mr. Faust has been retained for a term commencing August 1, 2011 and until the Agreement is terminated in accordance with the provisions thereof. He is compensated at the rate of $300,000 per annum and in February 2012 received options to acquire up to 300,000 shares of the Company's common stock in accordance with his employment agreement. Notwithstanding the provisions of the agreement, Mr. Faust serves in his position with the Company at the will of the Company's Board of directors.

        If we terminate the Agreement without cause, we would be obligated to the employee for two (2) months pay for each completed year of service up to a maximum of twelve (12) months. If the Agreement is terminated by Mr. Faust upon a "change in control," as defined in the Agreement, we would be obligated to pay Mr. Faust for three (3) months pay for each completed year of service up to a maximum of twenty four (24) months.

Grants of Plan Based Awards

        The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2011 are as follows:

									All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold(1)	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/sh)
Perry Y. Ing	3/15/2011	—	—	—	—	100,000		—	—	—	7.10	$530,862
Ian J. Ball	3/15/2011	—	—	—	—	160,000		—	—	—	7.10	$849,379
Stefan Spears	3/15/2011	—	—	—	—	93,000		—	—	—	7.10	$493,702
Nils Engelstad	3/15/2011	—	—	—	—	50,000		—	—	—	7.10	$265,431
William Faust	—	—	—	—	—		(3)	—	—	—

(1)
All of the options granted in 2011 are subject to a vesting schedule which requires that the named executive is an employee of or consultant to the Company in order to exercise such options on the respective vesting date.

(2)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2011 for a description of certain assumptions made in connection with the valuation of these option awards.

(3)
Due to a trading blackout at the time of his hiring, the award was not issued until 2012.

        The outstanding equity awards for the named executive officers as of December 31, 2011 are as follows:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Robert R. McEwen	666,667	333,333	(1)	—	0.91	1/7/2019	—	—	—	—
Perry Y. Ing	105,000	—		—	3.57	3/3/2018	—	—	—	—
Perry Y. Ing	—	16,667	(1)	—	0.91	1/7/2019	—	—	—	—
Perry Y. Ing	15,000	60,000	(2)	—	2.51	2/17/2020	—	—	—	—
Perry Y. Ing	—	100,000	(3)	—	7.10	3/15/2021	—	—	—	—
Ian J. Ball	24,000	—		—	2.12	11/14/2015	—	—	—	—
Ian J. Ball	15,000	—		—	3.28	1/22/2018	—	—	—	—
Ian J. Ball	150,000	—		—	1.69	8/6/2018	—	—	—	—
Ian J. Ball	10,000	10,000	(1)	—	0.91	1/7/2019	—	—	—	—
Ian J. Ball	50,000	100,000	(2)	—	2.51	2/17/2020	—	—	—	—
Ian J. Ball	—	160,000	(3)	—	7.10	3/15/2021	—	—	—	—
Stefan Spears	24,000	—		—	2.12	11/14/2015	—	—	—	—
Stefan Spears	15,000	—		—	3.28	1/22/2018	—	—	—	—
Stefan Spears	110,000	—		—	1.69	8/6/2018	—	—	—	—
Stefan Spears	—	10,000	(1)	—	0.91	1/7/2019	—	—	—	—
Stefan Spears	25,000	50,000	(2)	—	2.51	2/17/2020	—	—	—	—
Stefan Spears	—	93,000	(3)	—	7.10	3/15/2021	—	—	—	—
Nils Engelstad	10,000	20,000	(2)	—	2.51	2/17/2020	—	—	—	—
Nils Engelstad	—	50,000	(3)	—	7.10	3/15/2021	—	—	—	—

(1)
The options vest in equal installments over three years beginning January 7, 2010.

(2)
The options vest in equal installments over three years beginning February 17, 2011.

(3)
The options vest in equal installments over three years beginning March 15, 2012.

Option Exercises and Stock Vested Table

        The following table describes the value realized by our named executive officers for options exercised during the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Perry Y. Ing	76,667	334,886	—	—
Stefan Spears	20,000	102,000	—	—

(1)
Based on the closing price of our common stock on the NYSE on the date of exercise of the options.

Director Compensation

        In November 2005, we established a compensation program for our independent directors, which provides cash payments to those directors in addition to long-term incentive equity awards. Directors receive fees of $20,000 annually for their service and additional amounts for committee service. The committee service amounts range from $2,000 to $10,000 annually, depending on the type of committee and whether the individual takes on additional responsibility as chairperson. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for fiscal 2011 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michele Ashby	$62,500	—	$212,345	—	—	$274,845
Leanne Baker	$77,500	—	$212,345	—	—	$289,845
Peter Bojtos	$64,500	—	$212,345	—	—	$276,845
Declan Costelloe	$59,500	—	$212,345	—	—	$271,845

(1)
Mr. McEwen is omitted from this table since he did not receive compensation in 2011 for service as a director. Each of the named directors received $37,500 for their service as a member of the special committee formed to consider the acquisition of Minera Andes. Dr. Baker received an additional $10,000 for her service as chairperson of this committee.

(2)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 9 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2011 for a description of certain assumptions made in connection with the valuation of these option awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Procedures and Policies.    We consider "related party transactions" to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

        The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com.

        Transactions with Related Parties.    On June 14, 2011, Robert R. McEwen announced that in his capacity as Chairman, Chief Executive Officer and the largest shareholder of McEwen Mining, then known as US Gold Corporation, and Minera Andes, he proposed to combine McEwen Mining and Minera Andes. On September 22, 2011, McEwen Mining entered into an Arrangement Agreement (the "Arrangement Agreement") among the Company, McEwen Mining—Minera Andes Acquisition Corp., a newly-formed corporation wholly-owned by the Company and incorporated under the Business Corporations Act (Alberta) ("Canadian Exchange Co."), and Minera Andes Inc. pursuant to which the Company acquired all of the issued and outstanding common shares of Minera Andes (the "Arrangement"). The Arrangement was completed on January 24, 2012. As at the date of closing, Mr. McEwen beneficially owned 86,057,143 common shares of Minera Andes and options exercisable to acquire 200,000 common shares of Minera Andes. Based on the exchange ratio in the Arrangement of 0.45 shares of our common stock for each common share of Minera Andes outstanding or subject to an option on the date of closing, Mr. McEwen received 38,725,714 Series B Exchangeable Shares and options to acquire 90,000 shares of common stock. The Series B Exchangeable Shares are exchangeable on a one-for-one basis for shares of our common stock at any time at the option of the holder. As a director of McEwen Mining, Mr. McEwen abstained from voting on the Arrangement and Arrangement Agreement because of his interests in Minera Andes.

        The other directors of McEwen Mining that were nominated to our Board pursuant to the terms of the Arrangement Agreement following the date of closing were also formerly directors and shareholders of Minera Andes. Furthermore, our executive officers owned common shares and/or options of Minera Andes and received Series B Exchangeable Shares in connection with the closing of the Arrangement.

        The following table shows the amount of common stock and options acquired by the directors and executive officers of McEwen Mining other than Robert McEwen at the closing of the Arrangement:

Name	Equivalent Options Received	Series B Exchangeable Shares Received
Directors
Allen Ambrose	126,000	270,990
Richard Brissenden	90,000	—
Donald Quick	90,000	112,500
Michael Stein	90,000	337,500
Officers
Ian Ball	—	1,845
Nils Engelstad	81,000	9,945
Perry Ing	45,000	13,500
Stefan Spears	—	29,250

        Except as described in this proxy statement, Mr. McEwen and the other former directors and shareholders of Minera Andes participated in the Arrangement on the same terms and conditions as the other non-affiliated shareholders of Minera Andes.

        Effective June 1, 2006, we entered into a Management Service Agreement ("Services Agreement") with 2083089 Ontario, Inc. ("208") pursuant to which 208 agreed to provide us with services including public and investor relations, market analysis and research, property evaluation, sales and marketing and administrative support. Similar contracts were entered into with 208 for calendar years 2008, 2009 and 2010, and 2011 each expiring on December 31 of the subject year. A company owned by Robert McEwen, our Chairman, Chief Executive Officer and the beneficial owner of more than 5% of our common stock, is the owner of 208 and Mr. McEwen is the chief executive officer and sole director of 208. We paid approximately $200,000 in 2009, $100,000 in 2010, and $100,000 in 2011 to 208 under this agreement. The Services Agreement with 208 was not renewed for 2012.

        Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to McEwen Mining in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, as well as senior management of two other junior mining companies, Mr. McEwen must travel extensively and frequently on short notice.

        Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. The hourly amount that McEwen Mining has agreed to reimburse Mr. McEwen is well under half the full cost per hour of operating the aircraft or equivalent hourly charter cost and in any event less than even Mr. McEwen's preferential charter rate. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

        For the year ended December 31, 2011, McEwen Mining paid approximately $100,000 to Lexam L.P. for the use of this aircraft.

        These agreements were approved by the independent members of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 21, 2012, there were a total of 161,379,328 shares of our common stock, one share of our Series A Special Voting Preferred Stock and one share of our Series B Special Voting Preferred Stock outstanding. A trustee is the holder of the one share of Series A Special Voting Preferred Stock and the one share of Series B Special Voting Preferred Stock for and on behalf of the registered holders of the Exchangeable Shares. As of March 21, 2012, there were a total of 2,527,908 Series A Exchangeable Shares outstanding (exclusive of shares owned by McEwen Mining and its affiliates) and 103,965,481 Series B Exchangeable Shares outstanding (exclusive of shares owned by McEwen Mining and its affiliates).

        The voting and exchange trustee is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Series A Special Voting Preferred Stock and the one share of Series B Special Voting Preferred Stock on all matters that may properly come before a meeting of shareholders. The share of Series A Special Voting Preferred Stock is entitled to that number of votes, which may be cast by the voting and exchange trustee at any meeting at which our shareholders are entitled to vote, equal to the number of outstanding Series A Exchangeable Shares and the share of Series B Special Voting Preferred Stock is entitled to that number of votes equal to the number of outstanding Series B Exchangeable Shares (in each case, other than shares held by us or our subsidiaries). The holders of our common stock and the holder of the Series A and Series B Special Voting Preferred Stock vote together as a single class. The Exchangeable Shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

        All rights of a holder of Exchangeable Shares to exercise votes attached to the share of Series A Special Voting Preferred Stock and the Series B Special Voting Preferred Stock will cease upon the exchange of that holder's exchangeable shares for shares of our common stock.

        The following table describes the beneficial ownership of our voting securities as of March 21, 2012, by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the exchangeable shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 267,872,717 (which assumes that the 2,527,908 Series A Exchangeable Shares and 103,965,481 Series B Exchangeable Shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options except as set forth in the table). In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. As of March 21, 2012, there were outstanding options to acquire 5,252,910 shares of our common stock, some of which are not exercisable within 60 days of this proxy statement. Unless otherwise stated, all ownership is direct and the address of each individual is the address of our executive office, 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3.

		Shares Beneficially Owned
Name and Address of Beneficial Owners	Number	Footnote Reference	Percentage
2190303 Ontario Inc.(1)	28,477,527		10.6%
Robert R. McEwen(2)	68,278,241	(3)(4)	25.4%
Michele L. Ashby(2) 300 S. Jackson St., Suite 220 Denver, CO 80209	158,333	(5)	*
Leanne M. Baker(2) 600 Grandview Road Sebastopol, CA 95472	181,333	(6)	*
Donald Quick(2) 505 Queesnton Road Hamilton, ON L8K 1J6	187,500	(7)	*
Michael L. Stein(2) 335 Riverview Drive Toronto, ON M4N 3C9	412,500	(8)	*
Richard W. Brissenden(2) 354 Bessborough Drive Toronto, ON M4G 3L2	75,000	(9)	*
Allen V. Ambrose(2) 401 West Charlton Avenue Spokane, WA 99208	503,640	(10)	*
Perry Y. Ing(2)	265,333	(11)	*
Ian Ball(2)	379,178	(12)	*
Stefan Spears(2)	311,250	(13)	*
Nils Engelstad(2)	100,612	(14)	*
William Faust(2)	0		*
All officers and directors as a group (twelve individuals)	70,852,920	(3) through (14)	26.2%

*
Less than one percent.

(1)
Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc.

(2)
Officer or Director.

(3)
Includes (i) 38,725,714 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 1,075,000 shares underlying options which are exercisable within 60 days of the date of this proxy statement.

(4)
Includes 28,477,527 shares of common stock held by 2190303 Ontario Inc.

(5)
Includes 133,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(6)
Includes 151,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(7)
Includes (i) 112,500 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 75,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(8)
Includes (i) 337,500 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 75,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(9)
Includes 75,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(10)
Includes (i) 58,140 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 111,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(11)
Includes (i) 13,500 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 235,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(12)
Includes (i) 1,845 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 362,333 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(13)
Includes (i) 29,250 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 240,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(14)
Includes (i) 9,945 Series B Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 90,667 shares underlying stock options which are exercisable within 60 days of this proxy statement.

Changes In Control

        We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

        We anticipate that the next annual meeting of shareholders will be held in May 2013. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than January 3, 2013 in order to be considered for inclusion in the proxy statement for the 2013 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2013 annual meeting of shareholders without including such proposal in the 2013 proxy statement must provide us with a notice of such proposal no later than February 17, 2013. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        As a reporting company, we are subject to the informational requirements of the 1934 Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our common stock is listed on the NYSE and the TSX under the symbol "MUX"

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2011, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Nils Engelstad, Corporate Secretary, at 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3.

 OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors
DATE: March 22, 2012
Chairman and Chief Executive Officer

ANNEX A

McEwen Mining Inc. Peer Group Companies for
Compensation Comparison

Name	Exchange/Symbol
Rainy River Resources Ltd.	TSX-V: RR.V
Rubicon Minerals Corporation	NYSE.A: RBY; TSX: RMX
Exeter Resource Corporation	NYSE.A: XRA; TSX: XRC
Guyana Goldfields Inc.	TSX: GUY
Gabriel Resources Ltd.	TSX: GBU
Fronteer Gold Inc.	Formerly NYSE.A: FRG
Romarco Minerals, Inc.	TSX: R
Ventana Gold Corp.	TSX: VEN
Greystar Resources, Inc.	TSX: GSL
Queenston Mining Inc.	TSX: QMI
Seabridge Gold, Inc.	NYSE.A: SA; TSX: SEA
Paramount Gold and Silver Corp.	NYSE.A: PZG; TSX: PZG
Silver Standard Resources, Inc.	NASDAQ: SSRI; TSX: SSO
International Tower Hill Mines Ltd.	NYSE.A: THM; TSX: ITH

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G39D 1 U P X + Annual Meeting Proxy Card . + 01 - ROBERT R. MCEWEN 02 - MICHELE L. ASHBY 03 - LEANNE M. BAKER 04 - DONALD QUICK 05 - MICHAEL L. STEIN 06 - ALLEN V. AMBROSE 07 - RICHARD W. BRISSENDEN Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. 1. ELECTION OF DIRECTORS: 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012. 01 02 03 04 05 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 3. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IMPORTANT ANNUAL MEETING INFORMATION 06 07 Change of Address — Please print new address below. B Non-Voting Items  MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 3 5 8 8 9 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE  SACKPACK 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 17, 2012. Vote by Internet • Go to www.envisionreports.com/MUX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated March 22, 2012, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Perry Y. Ing or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on March 21, 2012, at the Annual Meeting of Shareholders to be held on May 17, 2012 at The Ritz-Carlton, Wellington Ballroom, 181 Wellington Street West, Toronto, Ontario, Canada at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. Proxy — McEwen Mining Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G3AD 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card + 01 - ROBERT R. MCEWEN 02 - MICHELE L. ASHBY 03 - LEANNE M. BAKER 04 - DONALD QUICK 05 - MICHAEL L. STEIN 06 - ALLEN V. AMBROSE 07 - RICHARD W. BRISSENDEN Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. 1. ELECTION OF DIRECTORS: 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012. 01 02 03 04 05 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 3. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IMPORTANT ANNUAL MEETING INFORMATION 06 07 1 3 5 8 8 9 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated March 22, 2012, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Perry Y. Ing or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on March 21, 2012, at the Annual Meeting of Shareholders to be held on May 17, 2012 at The Ritz-Carlton, Wellington Ballroom, 181 Wellington Street West, Toronto, Ontario, Canada at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. Proxy — McEwen Mining Inc.